Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees

of the Federated Equity Funds

and

To the Board of Trustees

of the Federated MDT Large Cap Value Fund:

We consent to the use of our report, dated November 22, 2016, with respect to the financial statements of Federated Clover Value Fund, a portfolio of the Federated Equity Funds, as of September 30, 2016 and for each of the years presented therein and to the use of our report, dated December 23, 2016, with respect to the financial statements of Federated MDT Large Cap Value Fund (formerly the Federated MDT Stock Trust), as of October 31, 2016 and for each of the years presented therein, each incorporated herein by reference and to the references to our firm under the heading “Financial Highlights” in the prospectus / proxy statement filed on Form N-14.

/s/ KPMG

Boston, Massachusetts

August 7, 2017